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EXHIBIT 4


                        RAPTOR NETWORKS TECHNOLOGY, INC.
                  NON-PLAN NON-QUALIFIED STOCK OPTION AGREEMENT

     This Non-Plan Non-Qualified Stock Option Agreement (this "Agreement"), dated [______________], is made and entered into by and between Raptor Networks Technology, Inc., a Colorado corporation ("Company"), and [_______________] ("Optionee").

                                    RECITALS

     A. The Board of Directors of the Company ("Board of Directors") previously approved the granting of an option to the Optionee as of [_______________] (the "Date of Grant") to provide an incentive to the Optionee to focus on the long-term growth of the Company.

     B. The terms of the option were never committed to written form.

     C. The parties desire to set forth in writing the current terms of the option.

                                    AGREEMENT

     In consideration of the mutual covenants and conditions hereinafter set forth and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Company and the Optionee agree as follows:

     1. GRANT OF OPTION. The Company hereby confirms the grant to the Optionee, effective as of the Date of Grant, the right and option ("Option") to purchase an aggregate of [____________] shares (such number being subject to adjustment as provided in Section 10 below) of the Company's Common Stock, par value $0.001 per share ("Stock"), on the terms and conditions herein set forth. This Option may be exercised in whole or in part and from time to time as hereinafter provided. The Option granted under this Agreement is not intended to be an "incentive stock option" as set forth in Section 422 of the Internal Revenue Code of 1986, as amended ("Code").

     2. VESTING OF OPTION. The Optionee may not purchase any shares by exercise of this Option between the Date of Grant and the first anniversary of the Date of Grant. Subject to the terms of this Agreement, on and after the following anniversary dates of the Date of Grant, this Option may be exercised up to the indicated percentage number of shares covered by this Option:

      ------------------------------------------------------------------
      Anniversary Date of       Percentage       Cumulative Percentage
         Date of Grant          Exercisable            Exercisable
      ------------------------------------------------------------------
      First                       33 1/3%                 33 1/3%
      ------------------------------------------------------------------
      Second                      33 1/3%                 66 2/3%
      ------------------------------------------------------------------
      Third                       33 1/3%                   100%
      ------------------------------------------------------------------

     3. PURCHASE PRICE. The price at which the Optionee shall be entitled to purchase the Stock covered by the Option shall be $[____] per share.



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     4. TERM OF OPTION. The Option granted under this Agreement shall expire, unless otherwise exercised, at 5:00 p.m. Pacific Standard Time ("PST") on the eight (8) year anniversary of the Date of Grant ("Expiration Date"). In the event the Expiration Date falls on a Saturday, Sunday or legal holiday in the State of California, the Expiration Date shall be 5:00 p.m. PST on the next day that is not a Saturday, Sunday or legal holiday in the State of California (a "Business Day").

     5. EXERCISE OF OPTION. The Option may be exercised by the Optionee as to all or any part of the Stock then vested and exercisable by delivery to the Company of written notice of exercise and payment of the purchase price as provided in Sections 6 and 7 below.

     6. METHOD OF EXERCISING OPTION. Subject to the terms and conditions of this Agreement, the Option may be exercised by timely delivery to the Company of written notice, which notice shall be effective on the date received if received by the Company by 5:00 p.m. PST on a Business Day, or the following Business Day if received by the Company after 5:00 p.m. PST or on a non-Business Day ("Effective Date"). The notice shall state the Optionee's election to exercise the Option, the number of shares in respect of which an election to exercise has been made, the method of payment elected (see Section 7 below), the exact name or names in which the shares will be registered and the taxpayer identification number of the Optionee. The notice shall be signed by the Optionee and shall be accompanied by payment of the purchase price of such shares. If the Option is exercised by a person or persons other than Optionee pursuant to Section 8.2 below, the notice shall be signed by the other person or persons and shall be accompanied by proof acceptable to the Company of the legal right of the person or persons to exercise the Option. All shares delivered by the Company upon exercise of the Option shall be fully paid and nonassessable upon delivery.

     7. METHOD OF PAYMENT FOR OPTIONS. Payment for shares purchased upon the exercise of the Option shall be made by the Optionee in cash or such other method permitted by the Board of Directors and communicated to the Optionee in writing prior to the date the Optionee exercises all or any portion of the Option.

     8. TERMINATION OF EMPLOYMENT.

          8.1 GENERAL. If the Optionee's employment is terminated for any other reason than for Cause (as that term is defined below) or voluntary resignation in violation of any agreement to remain in the employ of the Company, then the Optionee may at any time within three (3) months after the effective date of termination of employment exercise the Option to the extent that the Optionee was entitled to exercise the Option at the date of termination, provided that in no event shall the Option be exercisable after the Expiration Date. If the Optionee's employment is terminated for Cause or if Optionee voluntarily resigns in violation of any agreement to remain in the employ of the Company, then the Option shall terminate immediately upon termination of employment, and the Option shall be deemed to have been immediately forfeited by the Optionee.

          For purposes of this Agreement, "Cause" shall mean: (i) an act by the Optionee constituting a felony or misdemeanor involving moral turpitude; (ii) an act by the Optionee in the performance of the Optionee's duties constituting fraud or dishonesty; (iii) the Optionee's continued disregard for the


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performance of the Optionee's duties after a written demand for substantial performance is delivered to the Optionee, which identifies the manner in which the Optionee had not performed the Optionee's duties, and the Optionee's failure, after such notice, to cure such nonperformance within a reasonable time; (iv) gross negligence, insubordination or a material violation by the Optionee of any duty of loyalty to the Company; or (v) the Optionee's commission of any act that is detrimental to the Company's reputation, business or goodwill.

          8.2 DEATH OR DISABILITY OF OPTIONEE. In the event of the death or disability (as that term is defined in Section 22(e)(3) of the Code and subject to such proof of disability as the Board of Directors may require, "Disability") of the Optionee within a period during which the Option, or any part thereof, could have been exercised by the Optionee ("Option Period"), the Option shall lapse unless it is exercised within the Option Period and in no event later than twelve months after the date of the Optionee's death or Disability by the Optionee or the Optionee's legal representative or representatives in the case of a Disability or, in the case of death, by the person or persons entitled to do so under the Optionee's last will and testament or if the Optionee fails to make a testamentary disposition of the Option or shall die intestate, by the person or persons entitled to receive the Option under the applicable laws of descent and distribution. An Option may be exercised following the death or Disability of the Optionee only if the Option was exercisable by the Optionee immediately prior to his death or Disability. In no event shall the Option be exercisable after the Expiration Date. The Board of Directors shall have the right to require evidence satisfactory to it of the rights of any person or persons seeking to exercise the Option under this Section 8.2 to exercise the Option.

     9. NONTRANSFERABILITY. The Option granted by this Agreement shall be exercisable only during the term of the Option provided in Section 4 above and, except as provided in Section 8 above, only by the Optionee (regardless of any community property interests therein of the Optionee's spouse, if any) during his lifetime and while an Optionee of the Company. This Option shall not be transferable by the Optionee or any other person claiming through the Optionee, either voluntarily or involuntarily, except by will or the laws of descent and distribution.

     10. ADJUSTMENTS IN NUMBER OF SHARES AND OPTION PRICE. In the event of a stock dividend, or if the Stock is changed into or exchanged for a different number or class of shares of stock of the Company or of another corporation, whether through reorganization, recapitalization, stock split-up, combination of shares, merger or consolidation, there shall be substituted for each remaining share of Stock then subject to this Option the number and class of shares of stock into which each outstanding share of Stock is to be so exchanged, all without any change in the aggregate purchase price for the shares then subject to the Option.

     11. DELIVERY OF SHARES. No shares of Stock shall be delivered upon exercise of the Option until (i) the purchase price has been paid in full in the manner herein provided; (ii) applicable taxes required to be withheld have been paid or withheld in full; (iii) approval of any governmental authority required in connection with the Option, or the issuance of shares thereunder, has been received by the Company; and (iv) if required by the Company, the Optionee has delivered to the Company an Investment Letter in form and content satisfactory to the Company as provided in Section 12 below.


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     12. SECURITIES ACT. The Company shall not be required to deliver any shares of Stock pursuant to the exercise of all or any part of the Option if, in the opinion of counsel for the Company, the issuance would violate the Securities
Act of 1933, as amended ("Securities Act"), or any other applicable federal or state securities laws or regulations. The Company may require that the Optionee, prior to the issuance of any shares pursuant to exercise of the Option, sign and deliver to the Company a written statement ("Investment Letter") stating (i) that the Optionee is purchasing the shares for investment and not with a view to the sale or distribution thereof; (ii) that the Optionee will not sell any shares received upon exercise of the Option or any other shares of the Company that the Optionee may then own or thereafter acquire except either (a) through a broker on a national securities exchange or (b) with the prior written approval of the Company; and (iii) containing such other terms and conditions as counsel for the Company may reasonably require to assure compliance with the Securities Act or other applicable federal or state securities laws and regulations. The Investment Letter shall be in form and content acceptable to the Company in its sole discretion.

     13. FEDERAL AND STATE TAXES. Upon exercise of the Option, or any part thereof, the Optionee may incur certain liabilities for federal, state or local taxes and the Company may be required by law to withhold taxes for payment to taxing authorities. Upon determination by the Company of the amount of taxes required to be withheld, if any, with respect to the shares to be issued pursuant to the exercise of the Option, the Optionee shall pay all federal state and local tax withholding requirements to the Company.

     14. CONTINUATION OF EMPLOYMENT. This Agreement shall not be construed to confer upon the Optionee any right to continue in the employ of the Company and shall not limit the right of the Company, in its sole discretion, to terminate the employment of the Optionee at any time.

     15. OBLIGATION TO EXERCISE. The Optionee shall have no obligation to exercise any option granted by this Agreement.

     16. NO RIGHTS OF SHAREHOLDER. The Optionee shall have no rights as a shareholder with respect to shares of the Company's Common Stock covered by the Option until the date of issuance of a stock certificate or stock certificates representing such shares.

     17. ARBITRATION. Any dispute arising under or relating to the Option, whether based on contract, tort, statute, or other legal or equitable theory, will be submitted to arbitration in the County of Orange, State of California before a retired California Superior Court Judge or a retired California Appellate Court or Supreme Court Justice or before a retired Federal Court Judge or Justice. If the parties are unable to agree to an arbitrator, the arbitration shall be submitted before the Judicial Arbitration and Mediation Services, Inc. ("JAMS"). The parties may agree on a retired judge from the selected arbitration service panel. If they are unable to agree, the selected arbitration service will provide a list of available judges and each party may strike one. The arbitration service shall select the arbitrator from the remaining names. The parties waive their rights to a jury trial. The arbitration shall be held in accordance with the rules of the selected arbitration service. Each party shall pay one-half of the arbitration fees. The arbitrator may award costs, including arbitration fees and attorneys' fees, to the prevailing party. The parties shall be entitled to only the following limited discovery:


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          17.1 each party shall exchange all documents relevant to the subject matter of the dispute;

          17.2 each party shall be entitled to one deposition limited to four hours;

          17.3 each party may serve one set of interrogatories limited to 15 interrogatories including subparts;

          17.4 each party may make application to the arbitrator to order the deposition of a witness to be taken for use as evidence and not for discovery if
(i) the witness cannot be compelled to attend the hearing, or, (ii) if such exceptional circumstances exist as to make it desirable in the interest of justice and with due regard to the importance of presenting the testimony of witnesses at the hearing to allow the deposition to be taken.

     18. GOVERNING LAW. The corporate laws of the State of Colorado shall govern all issues concerning the relative rights of the Company and the Optionee under the Option. All other questions and obligations under the Option shall be construed and enforced in accordance with the internal laws of the State of California, without giving effect to any choice of law or conflict of law provision or rule (whether of the State of California or any other jurisdiction) that would cause the application of the laws of any jurisdiction other than the State of California.

     19. JURISDICTION. In the event Section 17 does not apply (as in the case of an action for injunctive relief) or is otherwise found to be unenforceable with respect to a certain dispute, action, litigation or other proceeding concerning the Option, the Company and the Optionee hereby consent to the jurisdiction of the courts of the State of California, with the County of Orange being the sole venue for the bringing of any such dispute, action, litigation or other proceeding.

     20. AMENDMENTS. This Agreement may be amended only by a written agreement executed by the Company and the Optionee. The Company and the Optionee acknowledge that changes in federal tax laws enacted subsequent to the Date of Grant, and applicable to stock options, may provide for tax benefits to the Company or the Optionee. In that event, the Company and the Optionee agree that this Agreement may be amended as necessary to secure for the Company and the Optionee any benefits that may result from that legislation. Any amendment shall be made only upon the mutual consent of the parties, which consent (of either party) may be withheld for any reason.

     21. ENTIRE AGREEMENT. This Agreement sets forth the entire agreement between the parties with regard to the subject matter of this Agreement. All agreements, covenants, representations and warranties, express or implied, oral and written, of the parties with regard to the subject matter of this Agreement are contained in this Agreement. No other agreements, covenants, representations or warranties, express or implied, oral or written, have been made by either party to the other with respect to the subject matter of this Agreement. All prior and contemporaneous conversations, negotiations, covenants and warranties with respect to the subject matter of this Agreement are waived, merged in this Agreement and superseded by this Agreement.


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     22. NO OTHER OPTIONS. The Optionee hereby acknowledges that, as of the date first written above, this Agreement represents the Optionee's only option, right or similar agreement or understanding with the Company to purchase or otherwise acquire the Common Stock or any other security of the Company; except for other options, if any, evidenced by substantially similar Non-Plan Non-Qualified Stock Option Agreements dated on or before the date first written above.

     IN WITNESS WHEREOF, the Company has caused this Agreement to be duly executed by its officer thereunto duly authorized and the Optionee has hereunto set his or her hand as of the date first written above.

RAPTOR NETWORKS TECHNOLOGY, INC.            OPTIONEE


By: ________________________________        _______________________________
    Bob van Leyen,                          [Insert Name]
    Chief Financial Officer


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